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                         EXPENSE REIMBURSEMENT AGREEMENT

     THIS EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is made and entered into this 1st day of January 2005 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Global Fund, Inc. (the "Global Fund") with respect to the Equity Series and Income Series (each a "Fund").

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

     1. With respect to the Equity Series, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of
          (a) one hundred and sixty basis points (1.60%) for Class A shares of the Fund, (b) two hundred and twenty-five basis points (2.25%) for Class B shares of the Fund, (c) two hundred and twenty-five basis points (2.25%) for Class C shares of the Fund, (d) one hundred and seventy basis points (1.70%) for Class P shares of the Fund, and (e) one hundred and twenty-five basis points (1.25%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 3 below.

     2. With respect to the Income Series, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of
          (a) one hundred and thirty basis points (1.30%) for Class A shares of the Fund, (b) one hundred and ninety-five basis points (1.95%) for Class B shares of the Fund, (c) one hundred and ninety-five basis points (1.95%) for Class C shares of the Fund, (d) one hundred and forty basis points (1.40%) for Class P shares of the Fund, and (e) ninety-five basis points (0.95%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 3 below.

     3. Lord Abbett's commitment described in paragraphs 1 and 2 will be effective from January 1, 2005 through December 31, 2005.

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     IN WITNESS WHEREOF, Lord Abbett and the Global Fund have caused this
Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.

                                      LORD ABBETT GLOBAL FUND, INC.


                                      By: /s/ Christina T. Simmons
                                          --------------------------------------
                                          Christina T. Simmons
                                          Vice President and Assistant Secretary


                                      LORD, ABBETT & CO. LLC


                                      By: /s/ Paul A. Hilstad
                                          --------------------------------------
                                          Paul A. Hilstad
                                          Member and General Counsel


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